UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE SECURITIES EXCHANGE ACT OF 1934

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Definitive Information Statement

PureSafe Water Systems, Inc.
(Name of Registrant As Specified In Charter)

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PureSafe Water Systems, Inc.

35 East Mall

Plainview, NY 11803

(516) 208-8250

INFORMATION STATEMENT

December 15, 2014

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Holders of Common Stock of PureSafe Water Systems, Inc.:

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders (the “ Stockholders ”) of common stock, par value $0.001 per share (the “common stock”), of PureSafe Water Systems, Inc., a Delaware corporation (the “ Company ”), to notify the Stockholders that on October 24, 2014, the Company received an unanimous written consent from the holder of Series G Preferred Stock, par value $0.001 per share (“Series G Preferred”) . Each share of Series G Preferred had the equivalent of 28,863,483 votes of common stock (based upon the outstanding number of shares of common stock issued at that time). Currently, there is one holder of Series G Preferred (the “Series G Stockholder” or the “Majority Stockholder”), holding fifty-one (51) shares of Series G Preferred, resulting in the Series G Stockholder holding in the aggregate in excess of 51% of the total voting power of all issued and outstanding voting capital of the Company. The Series G Stockholder authorized the following amendments (the “Amendments”) to our Certificate of Incorporation: (1) a Reverse Stock Split of the Company’s common stock at a ratio of not less than one-for-one hundred and not more than one-for-five hundred (the “Reverse Stock Split”), subject to the Board’s discretion to determine, without any further action by stockholders, not to proceed with a reverse stock split if it determines that a reverse stock split is no longer in the best interest of the Company and its stockholders, and (2) to authorize increase in the number of authorized shares of common stock from two billion (2,000,000,000) shares of common stock, par value $.001 per share, to ten billion (10,000,000,000) shares of common stock, par value $.00001 per share (the “Authorized Share Increase”). The Company currently has no commitments for the issuance of any shares of common stock or preferred stock, other than as provided for in existing agreements and instruments to which it is a party.

The approval of the Reverse Stock Split, in a ratio determined by the Board, and effected by the filing of the Certificate of Amendment (the “Action”) was approved by the Board subject to obtaining subsequent stockholder approval. The Majority Stockholder approved the Action by written consent in lieu of a meeting on October 24, 2014. Accordingly, your consent is not required and is not being solicited in connection with the approval of the Action. The Certificate of Amendment (which includes the Authorized Share Increase and Reverse Stock Split) will become effective when we file the Certificate of Amendment with the Secretary of State of the State of Delaware, subject to, following Board determination of the Reverse Stock Split ratio, our filing for approval of and an effective date for the Reverse Stock Split with the Financial Industry Regulatory Authority (FINRA). The Certificate of Amendment will not be filed, and will not become effective, until the date that is at least 20 days after the enclosed Information Statement is first mailed or otherwise delivered to our stockholders.

The Action taken by written consent was taken pursuant to Section 228 of the Delaware General Corporation Law, referred to as the DGCL, which provides that any action that may be taken at a meeting of the stockholders may be taken by the written consent of the holders of the number of shares of voting stock required to approve the action at a meeting. The DGCL, however, requires that in the event an action is approved by written consent, a Company must provide prompt notice of the taking of any corporate action without a meeting to the stockholders of record who have not consented in writing to such action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to a company. This Information Statement shall constitute the required notice pursuant to the DGCL.

On such basis, in order to eliminate the costs and management time involved in holding a special meeting of stockholders, our Majority Stockholders approved the Action in accordance with the DGCL. This Information Statement is being furnished to all of our Stockholders in accordance with Section 14(c) of the Exchange Act, and the rules promulgated by the SEC thereunder, solely for the purpose of informing our Stockholders of the actions taken by the written consent before they become effective.

THE ACCOMPANYING INFORMATION STATEMENT IS BEING MAILED TO STOCKHOLDERS ON OR ABOUT DECEMBER 15, 2014. THIS IS NOT A NOTICE OF SPECIAL MEETING OF STOCKHOLDERS AND NO STOCKHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER WHICH IS DESCRIBED HEREIN.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND A PROXY.

INTRODUCTION

This Information Statement contains a brief summary of the material aspects of the Reverse Stock Split and the Authorized Share Increase approved by the Board of PureSafe Water Systems, Inc. (the “Company”,” “ we ,” “ our ,” or “ us ”) and the holder of Series G Preferred Stock , who holds a majority of the voting capital stock of the Company.

Common Stock

By unanimous written consent of the Board (as permitted under the DGCL), the number, designation, rights, preferences and privileges of the Series G Preferred were established by the Board (as is permitted under the DGCL and by the Certificate of Incorporation of the Company). The designation, rights, preferences and privileges that the Board established for the Series G Preferred is set forth in a Certificate of Designation that was filed with the Secretary of State of the State of Delaware on June 17, 2014. Among other things, the Certificate of Designation provides that each one share of Series G Preferred has voting rights equal to (x) 0.019607 multiplied by the total issued and outstanding common stock eligible to vote at the time of the respective vote (the “Numerator”), divided by (y) 0.49, minus (z) the Numerator.

By unanimous written consent of the Board, the Board issued an aggregate of fifty-one (51) shares of Series G Preferred to one individual (the “Series G Stockholder”). As a result of the voting rights granted to the Series G Preferred, the Series G Stockholder holds by virtue of ownership of the Series G Preferred, and the ownership of other shares of capital stock of the Company, in excess of 51% of the total voting power of all issued and outstanding voting capital of the Company.

As of October 24, 2014, there were issued and outstanding (i) 1,414,187,330 shares of common stock, (ii) 52,500 shares of Series A Preferred Stock, (iii) 93,000 shares of Series D Preferred Stock, (iv) 38,644 shares of Series F Preferred Stock, (v) 51 shares of Series G Preferred, and (vi) 29 shares of Series H Preferred Stock, which at October 24, 2014, held the voting power of 611,038,961 shares of common stock (which shares Series H Preferred Stock, being beneficially owned by the Majority Shareholder, are not factored into the calculation of the voting power of the Series G Preferred Stock held by the Majority Shareholder). Based on the foregoing, the total aggregate amount of votes entitled to vote regarding the approval of the Reverse Stock Split and the Authorized Share Increase is approximately 1,014,638,372 shares. Pursuant to Section 228 of the DGCL, at least a majority of the voting equity of the Company, or at least 1,014,638,372 votes, are required to approve the Reverse Stock Split and the Authorized Share Increase by written consent. The Majority Stockholder, which holds in the aggregate 1,472,037,622 votes through ownership of the Series G Preferred and other capital stock of the Company, or in excess of 51% of the voting equity of the Company, voted in favor of the Reverse Stock Split and in favor of the Authorized Share Increase, thereby satisfying the requirement under Section 228 of the DGCL that at least a majority of the voting equity vote in favor of a corporate action by written consent.

The following table sets forth the name of the Series G Stockholder, the number of shares of Series G Preferred held by the Series G Stockholder, the total number of votes that the Series G Stockholder voted in favor of the Reverse Stock Split and the Authorized Share Increase and the percentage of the issued and outstanding voting equity of the Company that voted in favor thereof.

Name of Series G Stockholder	Number of Shares of Series G Preferred held	Number of Votes held by such Series G Stockholder through Ownership of Series G Preferred	Number of Votes that Voted in favor of the Actions	Percentage of the Voting Equity that Voted in favor of the Actions
Stephen M. Hicks	51	1,472,037,622	1,472,037,622	72%

ACTIONS TO BE TAKEN

The Reverse Stock Split and the Authorized Share Increase will become effective on the date that we file the Certificate of Amendment for the particular action to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware, We intend to file the Amendment for the Authorized Share Increase and Reverse Stock Split with the Secretary of State of the State of Delaware promptly after the twentieth (20th) day following the date on which this Information Statement is mailed to the Stockholders.

I.

REVERSE STOCK SPLIT OF OUTSTANDING COMMON STOCK

The Reverse Stock Split, when implemented (the “Effective Date of the Reverse Stock Split”), will not change the number of authorized shares of common stock or the par value of the common stock. The Board and Majority Stockholder have approved, an amendment to the Company’s Certificate of Incorporation to make effective a Reverse Stock Split of the Company’s common stock at a ratio of not less than one-for-one hundred and not more than one-for-five hundred, subject to the Board’s discretion to determine, without any further action by stockholders, not to proceed with a Reverse Stock Split if it determines that a Reverse Stock Split is no longer in the best interest of the Company and its stockholders. The language setting forth the changes to Article FOURTH of the Certificate of Incorporation which would be contained in an amendment is set forth in Appendix A to this Proxy Statement (the “Reverse Stock Split Amendment”).

Except for any changes as a result of the treatment of fractional shares, each stockholder who owns 100 to 500 or more shares, depending on the exchange ratio in the Reverse Stock Split approved by our Board of Directors, will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as the stockholder did immediately prior to the Reverse Stock Split.

As of December 8, 2014, we had 1,743,981,286 shares of our common stock issued and outstanding. The amendment to our Certificate of Incorporation providing for the Reverse Stock Split ( the “Reverse Stock Split Amendment”) provide that each 100 to 500 (depending on the exchange ratio in the Reverse Stock Split) shares of our common stock outstanding immediately prior to the Effective Date of the Reverse Stock Split (the "Old Shares") will be automatically converted into one (1) share of our common stock (the "New Shares"), thereby reducing the number of outstanding shares of our common stock to approximately 17,439,813 shares, subject to adjustment if additional shares of common stock are issued prior to the Effective Date of the Reverse Stock Split increasing the currently outstanding 1,743,981,286 shares of common stock, subject to rounding or the issuance of additional shares of our common stock.

The Board’s determination as to whether the Reverse Stock Split will be effected and, if so, at what ratio, will be based upon certain factors, including existing and expected marketability and liquidity of the common stock, prevailing market conditions and the likely effect on the market price of the common stock The reverse stock split and the reduction in shares is not a “going private” transaction and is not the first step of a “going private” transaction.

Purpose and Effect of Amendment

Our common stock is currently quoted on the OTCQB under the symbol "PSWS" On December 8, 2014, the last sale price of our common stock was $0.0002 per share. Our Board of Directors believes that our low per-share market price of our common stock impairs the acceptability of our common stock to potential members of the investing public, including institutional investors, as well as adversely affecting our ability to raise additional working capital, which we believe we will require in connection with development and marketing of our first response water system. For these reasons our Board of Directors has chosen to adopt and recommend the Reverse Stock Split.

Certain Risks Associated with the Reverse Stock Split

The following are certain risks associated with the Reverse Stock Split:

No Assurance of Future Financing Arrangements. We are not a party to any binding agreement to raise additional working capital, nor can we be certain that the Reverse Stock Split will have a long-term positive effect on the market price of our common stock, or increase our abilities to enter into financing arrangements in the future.

Market Price of Common Stock. The market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding. These factors include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per new share of the New Shares may not rise or remain constant in proportion to the reduction in the number of Old Shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. In the future, the market price of common stock following the Reverse Stock Split may not equal or exceed the market price prior to the Reverse Stock Split.

Possible Higher Percentage Common Stock Price Declines. If the reverse stock split is made effective and the market price of the common stock declines, the percentage decline may be greater than would occur in the absence of a reverse stock split. The market price of the common stock will, however, also be based on performance and other factors, which are unrelated to the number of shares outstanding.

Odd Lot Holdings. The reverse stock split may result in some stockholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares

Effects of Reverse Split

The Reverse Stock Split will have the following effects upon our common stock and other outstanding equity and debt securities of the Company:

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The number of shares owned by each holder of common stock will be reduced one hundred to five hundred fold, depending reverse stock split ratio selected by our Board.

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The number of shares of our common stock which will be issued and outstanding after the Reverse Stock Split will be reduced from 1,743,981,286 shares to approximately 17,439,813 shares.

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The shares of common stock after the Reverse Stock Split will be fully paid and non-assessable. The Reverse Stock Split Amendment will not change any of the other the terms of our common stock. The shares of common stock after the Reverse Stock Split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the Reverse Stock Split.

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The par value of the common stock will not be affected by the Reverse Stock Split but, by virtue of the adoption of the Authorized Share Increase discussed elsewhere herein, the par value of shares of common and preferred stock will be changed from $0.001 per share to $0.00001 per share.

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The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding.

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As a result of the reverse stock split, at the Effective Date of the Reverse Stock Split, the stated capital on our balance sheet attributable to our common stock, which consists of the par value per share of our common stock multiplied by the aggregate number of shares of our common stock issued and outstanding, will be reduced in proportion to the size of the reverse stock split. Correspondingly, our additional paid-in capital account, which consists of the difference between our stated capital and the aggregate amount paid to us upon issuance of all currently outstanding shares of our common stock, shall be credited with the amount by which the stated capital is reduced. Our stockholders’ deficit, in the aggregate, will remain unchanged.

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All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock, except those that base the conversion or exercise price on the prevailing market price for the common stock, will enable such holders to purchase, upon exercise thereof, 100 to 500 times, depending reverse stock split ratio selected by our Board, fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the Reverse Stock Split, at the same aggregate price required to be paid therefor upon exercise thereof immediately preceding the Reverse Stock Split.

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The respective numbers of shares and rights of the outstanding shares of the Company’s Series A, Series D and Series F Preferred Stock will not be affected by the Reverse Stock Split.

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At October 1, 2014, 29 shares of the Company’s Series H Preferred Stock (“Series H Preferred”), with a stated value of $25,000 per share were outstanding: 17 shares of Series H Preferred were issued on June 17, 2014, such shares being convertible into 151,785, shares of common stock based on the conversion ratio of $0.0028; 3 shares issued as of July 1, 2014, convertible into 53,571,429 shares of common stock based on the conversion ratio of $0.0014; 3 shares issued as of August 1, 2014 convertible into 68,181,818 shares of common stock based on the conversion ratio of $0.0011; 3 shares issued as of September 1, 2014, convertible into 187,500,000 shares of common stock based on the conversion ratio of $0.0004; and 3 shares issued as of October 1, 2014, convertible into 150,000,000 shares of common stock, based on the conversion ratio of $0.0005, or an aggregate of 611,038,961shares of common stock. Under the terms of the Series H Preferred, if the Company effectuates a reverse split of its Common Stock, thereafter, with respect to any conversion for which the Company issues shares after the record date of such reverse split, the conversion ratio, for example with respect to a 1-for-100, would be adjusted to equal 100 times what it had been calculated to be immediately prior to such split. Accordingly, if our Board would proceed to authorize a 1-for-100 Reverse Stock Split, the number of shares of common stock into which the 29 shares of Series H Preferred outstanding at October 1, 2014 would be convertible would be reduced from 611,038,961 shares to 6,110,390 shares.

Effect on the Company’s Stock Plan

As of September 30, 2014 we had 30,000,000 shares of common stock reserved and available for issuance under the Company’s 2008 Equity Incentive Plan (the “Plan”). At that date, no options were outstanding under the Plan. The Plan provides that, in the event that the number of outstanding shares of common stock is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company without consideration, then (a) the number of Shares reserved for issuance under the Plan, (b) the number of Shares that may be granted pursuant to the Plan, and (c) the Exercise Prices of and number of Shares subject to outstanding Options and other Awards, will be proportionately adjusted, subject to any required action by the Board or the shareholders of the Company and compliance with applicable securities laws; provided, however, that, upon occurrence of such an event, fractions of a Share will not be issued upon exercise of an Award but will, upon such exercise, either be replaced by a cash payment equal to the Fair Market Value of such fraction of a Share on the effective date of such an event or will be rounded down to the nearest whole Share, as determined by the Administrator.

Accordingly, following the effectiveness of the Reverse Stock Split, the number of all outstanding equity awards, the number of shares available for issuance and the exercise price, grant price or purchase price relating to any award under the Plans will be proportionately adjusted using the reverse stock split ratio selected by our Board (subject to the treatment of fractional shares to be determined by our Board). Any other changes necessary, desirable or appropriate to give effect to the reverse Reverse Stock Split, including any applicable technical or conforming changes to our Plan will be effected. For example, if a 1-for-100 reverse stock split is effected, the 30,000,000 shares that remain available for issuance under the Plan as of September 30, 2014, would be adjusted to 300,000 shares, subject to adjustment as and when awards are made under the Plan, or Awards expire or are forfeited and are returned per the terms of the Plan. In addition, the exercise price per share under each outstanding stock option would be increased by a multiple of 100, such that upon an exercise, the aggregate exercise price payable by the optionee to the Company would remain the same.

Effect on Authorized but Unissued Shares of Common Stock and Preferred Stock

Currently, we are authorized to issue up to a total of 2,010,000,000 shares, comprising 2,000,000,000,000 shares of common stock (which will increase to 10,000,000,000 shares upon the effectiveness of the Authorized Share Increase), of which 1,743,981,286 shares were issued and outstanding as of December 8, 2014, and 10,000,000 shares of preferred stock (“Preferred Stock”). The Reverse Stock Split will not affect the number of authorized shares of common stock or preferred stock.

Effective Date of the Reverse Stock Split

The proposed Reverse Stock Split would become effective (the “Effective Date of the Reverse Stock Split”), the filing of the Reverse Stock Split Amendment with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, at the Effective Date of the Reverse Stock Split, all shares of the common stock issued and outstanding immediately prior thereto will be combined, automatically and without any action on the part of stockholders, into a lesser number of shares of the common stock calculated in accordance with the Reverse Stock Split ratio determined by the Board.

After the Effective Time, the common stock will have a new CUSIP number and will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below. We expect that the Company’s common stock will continue to be listed in the OTC Markets Group over-the-counter market under the symbol “PSWS”, although FINRA will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Date to indicate that the Reverse Stock Split has occurred.

Fractional Shares

Stockholders will not receive fractional post-Reverse Stock Split shares in connection with the reverse stock split. Instead, the Company’s transfer agent for the registered stockholders will aggregate all fractional shares of common stock and arrange for them to be sold as soon as practicable after the Effective Date of the Reverse Stock Split at the then prevailing prices on the open market on behalf of those stockholders who would otherwise be entitled to receive a fractional share. The Company expects that the transfer agent will cause the sale to be conducted in an orderly fashion at a reasonable pace and that it may take several days to sell all of the aggregated fractional shares of common stock. After completing the sale, stockholders will receive a cash payment from the transfer agent in an amount equal to the stockholder’s pro rata share of the total net proceeds of these sales. No transaction costs will be assessed on the sale. However, the proceeds will be subject to certain taxes as discussed below. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Date of the Reverse Stock Split and the date a stockholder receives payment for the cashed-out shares. The payment amount will be paid to the stockholder in the form of a check in accordance with the procedures outlined below.

After the Reverse Stock Split, stockholders will have no further interests in the Company with respect to their cashed-out fractional shares. A person otherwise entitled to a fractional interest will not have any voting, dividend or other rights except to receive payment as described above.

Effect on Beneficial Holders of common stock (i.e. stockholders who hold in “street name”)

Upon the Reverse Stock Split, we intend to treat shares held by stockholders in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to make effective the reverse stock split for their beneficial holders holding the common stock in “street name”. However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split and making payment for fractional shares. If a stockholder holds shares of the common stock with a bank, broker or other nominee and has any questions in this regard, stockholders are encouraged to contact their bank, broker or other nominee.

Effect on Registered “Book-Entry” Holders of Common Stock (i.e. stockholders that are registered on the transfer agent’s books and records but do not hold stock certificates)

Certain of the Company’s registered holders of common stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These stockholders do not have stock certificates evidencing their ownership of the common stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts. If a stockholder holds registered shares in book-entry form with the transfer agent, no action needs to be taken to receive post-Reverse Stock Split shares or cash payment in lieu of any fractional share interest, if applicable. If a stockholder is entitled to post-Reverse Stock Split shares, a transaction statement will automatically be sent to the stockholder’s address of record indicating the number of shares of common stock held following the reserve stock split. If a stockholder is entitled to a payment in lieu of any fractional share interest, a check will be mailed to the stockholder’s registered address as soon as practicable after the Effective Date of the Reverse Stock Split. By signing and cashing the check, stockholders will warrant that they owned the shares of common stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. In addition, stockholders will not be entitled to receive interest for the period of time between the Effective Date of the Reverse Stock Split and the date payment is received.

Effect on Certificated Shares

Stockholders holding shares of common stock in certificate form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a stockholder should surrender his or her certificate(s) representing shares of the common stock (“Old Certificates”), to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split common stock (“New Certificates”). No New Certificate will be issued to a stockholder until such stockholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No stockholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Stockholders will then receive a New Certificate(s) representing the number of whole shares of common stock to which they are entitled as a result of the Reverse Stock Split. Until surrendered, the Company will deem outstanding Old Certificates held by stockholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split common stock, as applicable, to which these stockholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for new certificates. If an Old Certificate has a restrictive legend, the New Certificate will be issued with the same restrictive legends that are on the Old Certificate. If a stockholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described above under “Fractional Shares”.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Accounting Matters

The capital accounts will be adjusted to reflect the change in par value of the Company’s common and preferred stock as a result of the Authorized Share Increase. In addition, as of the Effective Time of the Reverse Stock Split, the stated capital attributable to common stock on the Company’s balance sheet will be reduced proportionately based on the Reverse Stock Split ratio (including a retroactive adjustment of prior periods), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. Reported per share net income or loss will be higher because there will be fewer shares of common stock outstanding.

Certain United States Federal Income Tax Considerations

The following is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to holders of the common stock. This discussion is limited to U.S. holders (as defined below) that hold their shares of common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to a particular stockholder or to stockholders that are subject to special treatment under U.S. federal income tax laws. This discussion does not address the tax consequences of the Reverse Stock Split under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of the common stock are urged to consult with their own tax advisors as to the tax consequences of the Reverse Stock Split in their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local or foreign and other tax laws and of changes in those laws.

Tax Consequences of the Reverse Stock Split Generally

Except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder will not recognize any gain or loss as a result of the Reverse Stock Split.

Cash Received in Lieu of Fractional Shares. A U.S. holder that receives cash in lieu of a fractional share of common stock in the Reverse Stock Split will generally be treated as having received such fractional share and then as having sold such fractional share for cash, and will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the basis of the pre-Reverse Stock Split common stock allocable to such fractional interest. Such gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period in the common stock exchanged therefor was greater than one year as of the date of the exchange. Under certain circumstances, the cash might instead be treated as a return of capital or, if the Company has current or accumulated earnings and profits, a dividend.

Tax Basis and Holding Period. A U.S. holder’s aggregate tax basis in the common stock received in the Reverse Stock Split will equal such stockholder’s aggregate tax basis in the common stock surrendered in the Reverse Stock Split reduced by any amount allocable to a fractional share of post-Reverse Stock Split common stock for which cash is received. The holding period for the shares of the common stock received in the Reverse Stock Split generally will include the holding period for the shares of the common stock exchanged therefor. The Company does not have any plans, proposals or arrangements to issue for any purpose, including future acquisitions and/or financings, any of the authorized shares of common stock that would become newly available for issuance following the Reverse Stock Split.

II.

INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

GENERAL

The number of authorized shares of our common stock will be increased from two billion (2,000,000,000) shares to ten billion (10,000,000,000) shares (the “ Authorized Share Increase ”).

PURPOSE AND EFFECT OF INCREASING THE NUMBER OF AUTHORIZED SHARES

The Board believes the Authorized Share Increase is necessary and advisable in order to maintain our financing and capital raising ability and to generally maintain our flexibility in today’s competitive and rapidly changing environment. The additional eight billion (8,000,000,000) shares of common stock so authorized will be available for issuance by the Board for stock splits or stock dividends, acquisitions, raising additional capital, stock options or other corporate purposes. The additional shares of common stock could be used for potential strategic transactions, including, among other things, acquisitions, strategic partnerships, joint ventures, restructurings, business combinations and investments, although there are no immediate plans to do so. Assurances cannot be provided that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company’s business or the trading price of the common stock. The Board has no current plans to issue any of the additional shares of common stock that would be authorized by this proposal. The Company does not anticipate that it would seek authorization from the stockholders for issuance of such additional shares unless required by applicable law or regulations.

The increase in the authorized number of shares of common stock and any subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the stockholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law and stock exchange regulations) be issued in one or more transactions which would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of the additional shares of common stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the number of authorized shares of Common stock be used as a type of antitakeover device. Any additional common stock, when issued, would have the same rights and preferences as the shares of common stock presently outstanding.

The Company's authority to issue up to 10,000,000 shares of Preferred Stock, par value $.001 per share, would remain unchanged by the Amendment providing for the Authorized Share Increase, except that the par value of the shares of Preferred Stock would be changed to $.00001 when the Amendment is filed. Annexed to this Proxy Statement and marked Exhibit A is the proposed Amendment to the Certificate of Incorporation of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding the beneficial ownership of our common stock as of October 24, 2014 of (i) each person known to us to beneficially own more than 10% of common stock, (ii) our directors, (iii) each named executive officer and (iv) all directors and named executive officers as a group. As of October 24, 2014, there were a total of 1,414,187,330 shares of common stock outstanding. Each share of common stock is entitled to one vote on matters on which holders of voting stock of the Company are eligible to vote. The column entitled “Percentage of Outstanding common stock” shows the percentage of voting common stock beneficially owned by each listed party.

The number of shares beneficially owned is determined under the rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under those rules, beneficial ownership includes any shares as to which a person or entity has sole or shared voting power or investment power plus any shares which such person or entity has the right to acquire within sixty (60) days of October 24, 2014, through the exercise or conversion of any stock option, convertible security, warrant or other right. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with that person’s spouse) with respect to all shares of capital stock listed as owned by that person or entity.

Name and Address of Stockholder(1)	Amount and Nature of Beneficial Ownership	Percentage of Class(2)
Leslie Kessler	75,867,389(3)	5.21%

Stephen M. Hicks	1,003,580,628(4)	41.95%
c/o Southridge LLC
Executive Pavilion,
90 Grove Street
Ridgefield, CT 06877

All executive officers and directors as a group(3)	1,079,448,017	44.33%

(1)

The addresses of our executive officers and directors, and of any other stockholder for whom an address is not given, listed in the above table are c/o the Company, 35 East Mall, Plainview, NY 11803.

(2)

Based on 1,414,187,330 shares of common stock outstanding as of October 24, 2014.

(3)

Ms. Kessler is our Chief Executive Officer and a member of our board of directors. Ms. Kessler owns 33,133,003 shares of common stock directly, and additionally owns beneficially (a) 42,734,386 shares of our common stock issuable upon exercise of warrants granted to Ms. Kessler or issued to Ms. Kessler in connection with loans made to or investments made in the Company by Ms. Kessler; and upon conversion of outstanding loans to the Company made by Ms. Kessler to the Company in 2010 and 2011.

(4)

Stephen M. Hicks has voting and investment control over securities held by Tarpon Bay Partners LLC (“Tarpon”), which is the record holder of 29 shares of Series H Convertible Preferred Stock (“Series H Preferred”) of the Company. As a result of such control of Tarpon and stock ownership, Mr. Hicks has voting power over the 611,038,961shares of common stock into which the Series H Preferred shares are convertible on all matters upon which the Company’s holders of common stock are entitled to vote or to which stockholders are entitled to give consent. Tarpon also holds $50,000 and $75,000 principal amount convertible notes of the Company convertible into common stock at a conversion price per share, for the $50,000 note, equal to 40% of the lowest reported closing bid price of the common stock for the 30 trading days, ending on the trading day immediately before the relevant conversion date, and for the $75,000 note, 75% of the lowest closing bid price during the 20 trading days prior to the day that the holder delivers a conversion notice to the Company. At October 1, 2014, the $50,000 and $75,000 convertible notes were convertible into 208,333,333 and 150,000,000 shares of common stock, respectively. Mr. Hicks, as manager of ASC Recap LLC (“ASC”), has voting and investment control over 25,375,000 shares of the Company’s common stock held by ASC, and of a convertible promissory note of the Company held by ASC in the principal amount of $2,500, convertible at a conversion price of 50% of the lowest reported closing bid price of the Company’s common stock for the 30 trading days, ending on the trading day immediately before the relevant conversion date. At October 1, 2014, the $2,500 note was convertible into 8,333,333 shares of common stock. Mr. Hicks, as manager of the general partner of Southridge Partners II LP (“Southridge II”), has voting and investment control over a Common Stock Purchase Warrant held by Southridge II to purchase 500,000 shares of common stock of the Company, at an exercise price of $.05 per share. At October 24, 2014, using the October 1, 2014, share conversion calculations for convertible notes owned beneficially, Mr. Hicks owned beneficially 1,003,580,628 shares of common stock, through his voting and investment control of securities of the Company held by Tarpon, ASC and Southridge II. This number does not include the 51 shares of Series G Preferred owned by Mr. Hicks, which is representative of 1,472,037,622 shares solely for voting purposes as at October 24, 2014.

No Appraisal Rights

Under the Delaware General Corporation Law, stockholders are not entitled to appraisal rights with respect to the Reverse Stock Split or the Authorized Share Increase, and the Company will not independently provide stockholders with any such right.

ADDITIONAL INFORMATION

We are subject to the disclosure requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the Securities and Exchange Commission (the “ SEC ”). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on October 23, 2014, is incorporated herein by reference.

You may request a copy of these filings, at no cost, by writing PureSafe Water Systems, Inc. at 35 East Mall, Plainview, NY 11803 or telephoning the Company at (516) 208-8250. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 35 East Mall, Plainview, NY 11803 or telephone at (516) 208-8250.

If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of common stock of the Company only for information purposes in connection with the Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

By Order of the Board of Directors

/s/ Leslie J. Kessler
Name: Leslie J. Kessler
Title: Chief Executive Officer

Dated: December 15, 2014

APPENDIX A

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PURESAFE WATER SYSTEMS, INC.

Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Puresafe Water Systems, Inc. (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That the Board of Directors of the corporation on October ___, 2014, adopted the resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of the corporation [with the effective date to be not less than 20 days following mailing to stockholders of the corporation of the Definitive Information Statement filed with the Securities and Exchange Commission]:

RESOLVED, that the Board of Directors declares advisable, and recommends to the stockholders for adoption, the following amended first paragraph of, and the amended paragraph numbered 1 following the first paragraph of Article FOURTH, to replace, in its entirety the first paragraph of Article FOURTH, and paragraph numbered 1 of Article FOURTH, of the corporation’s Certificate of Incorporation:

“FOURTH: The total authorized capital stock of the Corporation shall be Ten Billion Ten Million (10,010,000,000) shares, each with a par value of $0.00001 per share, as follows

1.

Common Stock: The Corporation is authorized to issue up to Ten Billion (10,000,000,000) shares of Common Stock.”

RESOLVED, that the following addition to Article 4 of the corporation’s Certificate of Incorporation is hereby adopted and approved:

Each share of the corporation’s issued and outstanding common stock as of the record date set by the corporation's Board of Directors shall be subject to a one (1) for (____) Reverse Stock Split, with all fractional shares rounded up to the nearest whole share. The effective time of the Reverse Stock Split shall the opening of business on the day on which the one (1) for ____ hundred (____) Reverse Stock Split is made effective for trading purposes by the Financial Industry Regulatory Authority.

SECOND: That the amendments were fully approved and adopted by the affirmative written consent of the majority of shares outstanding, in accordance with the provisions of Sections 211 and 216 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by its Chief Executive Officer and attested to by its Secretary this day of ___________, 201_.

Puresafe Water Systems, Inc.

By:

____________________________

Chief Executive Officer